Exhibit 10.6

THIRD AMENDED AND RESTATED TRANSITION AGREEMENT

This Third Amended and Restated Transition Agreement (this “Agreement”) is made by and between Alain Monie (“Executive”) and Ingram Micro Inc., a Delaware corporation (the “Company”) (collectively, referred to herein as the “Parties” or individually referred herein to as a “Party”), effective as of December 30, 2023 (the “Effective Date”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Exhibit A.

WHEREAS, Executive and the Company are party to that certain Second Amended and Restated Transition Agreement, effective July 1, 2023 (the “Prior Agreement”), that sets forth the terms upon which Executive transitioned into the role of Executive Chairman as of January 1, 2022, and will retire and be eligible to receive specified retirement benefits from the Company; and

WHEREAS, Executive and the Company desire to amend and restate the Prior Agreement in its entirety as set forth herein, including to provide that Executive will retire as of December 31, 2024, or, if earlier, on the day after the grant date of the IPO Equity Grant (such earlier date, the “Retirement Date”).

NOW, THEREFORE, the Parties, in recognition of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1. The Transition Period. During the period of time between the Effective Date and the Retirement Date, the Parties agree and acknowledge that:

(a) Executive will continue to be an employee of the Company, serving in the position of Executive Chairman;

(b) Executive’s employment will remain terminable “at will” by either Executive or the Company upon written notice to the other Party, subject to all of the terms and conditions of this Agreement;

(c) Executive will devote his best efforts to promote the business and interests of the Company and will perform his duties on behalf of the Company remotely from his residence in Coral Gables, Florida, or such other location of his choosing; and

(d) the Company will continue to (i) pay Executive a base salary at the rate of $200,000 per year in accordance with the Company’s regular payroll practices, but no less frequently than monthly, (ii) provide Executive with eligibility to participate in the same benefit plans and programs as in effect for Executive on the Effective Date, subject to the terms and conditions of such benefit plans and programs as in effect from time to time, provided, however, that Executive will not be eligible to participate in the Participation Plan that has been or will be established by the Company or its affiliate or the CIC Severance Plan, and (iii) reimburse Executive for all reasonable expenses incurred by Executive in the performance of Executive’s duties in accordance with the Company’s policies as in effect from time to time. For the avoidance of doubt, Executive will not be eligible to participate in the Company’s Annual Executive Incentive Award Program, MBO Program or any other cash incentive bonus program of the Company with respect to 2023 or any calendar year thereafter.

2. The Retirement. Effective as of the Retirement Date, the Parties agree and acknowledge that (a) Executive’s employment with the Company will terminate and Executive will perform no further duties, functions or services on behalf of the Company or any of its subsidiaries or affiliates and (b)

Executive will automatically, and without any further action from the Parties, resign from all positions with the Company and each its subsidiaries and affiliates, including any position as an officer or director.

3. Retirement Payments and Benefits.

(a) Accrued Amounts. Following the Retirement Date, the Company shall pay Executive the following amounts, less any applicable deductions and withholdings: (i) all accrued but unpaid base salary earned through the Retirement Date, (ii) any earned and vested benefits and payments pursuant to the terms of any Company employee benefit plan and (iii) all unreimbursed business expenses incurred and properly submitted in accordance with applicable Company policy. Amounts in subclauses (i) and (iii) shall be paid on or as soon as reasonably practicable following the Retirement Date and in no event later than 30 days following the Retirement Date, and amounts in subclause (ii) shall be paid in accordance with the terms of the applicable Company employee benefit plan, except as otherwise explicitly provided in this Agreement.

(b) IPO Equity Grant. In the event of either (i) an IPO or (ii) a SPAC Transaction, in each case on or prior to the Retirement Date (a “Qualifying Transaction”), Executive will be granted a number of fully vested shares of common stock of the Company, its parent entity or the successor of the Company or its parent entity equal to $2,000,000 divided by (x) in the case of an IPO, the initial public offering price in such IPO or (y) in the case of a SPAC Transaction, the per share price assigned to a SPAC share in the definitive agreement for such SPAC Transaction, in each case, rounded to the nearest whole share (the “IPO Equity Grant”); provided that (I) Executive does not incur a termination of employment for Cause or due to Executive’s resignation without Good Reason, in each case prior to the Retirement Date, and (II) no later than the grant date of the IPO Equity Grant, Executive shall pay in cash to the Company or otherwise make arrangements reasonably satisfactory to the Company for the payment of the employee portion of all federal, state, local and other taxes as the Company or its affiliate may be required to withhold in respect of the IPO Equity Grant pursuant to any law or governmental regulation or ruling; provided further that, if the Company does not offer Executive the ability to satisfy such taxes by surrendering to the Company or its affiliate shares subject to the IPO Equity Grant, and if requested by Executive, the Company shall use commercially reasonable efforts to obtain a lock-up waiver with respect to the shares subject to the IPO Equity Grant to facilitate Executive’s payment of such taxes by delivering irrevocable instructions to a broker to sell a number of shares subject to the IPO Equity Grant sufficient to pay such taxes. The IPO Equity Grant will be made to Executive, in the case of an IPO, on the first trading day immediately following the IPO or, in the case of a SPAC Transaction, on the first trading day following closing of the SPAC Transaction.

(c) Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

4. Miscellaneous.

(a) No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

(b) Governing Law. This Agreement, and any claim, controversy, or dispute arising under or related to this Agreement, or the relationship of the Parties will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions.

(c) Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. All references to “dollars” or “$” in this Agreement refer to United States dollars. Unless the context requires otherwise, the word “or” is not exclusive. All references to “including” shall be construed as meaning “including without limitation.”

(d) Entire Agreement. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties. This Agreement constitutes the entire agreement by the Parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Parties with respect to the subject matter hereof, whether written or oral, including the Prior Agreement in its entirety.

(e) Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given and received when delivered by overnight courier or hand delivery, when sent by facsimile, or five (5) days after mailing if sent by registered or certified mail (return receipt requested) postage prepaid, to the Parties at the following addresses (or at such other address for any Party as shall be specified by like notices).

If to the Company:

Ingram Micro Inc.

3351 Michelson Drive, Suite 100

Irvine, CA 92612-0697

Attention: EVP, Secretary & General Counsel

If to Executive, at the address listed in the Company’s personnel records.

(f) Section 409A.

(i) The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A (or an exemption thereto) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with this intent. The Company makes no representations or warranties as to the tax treatment of any compensation or benefits under this Agreement and the Company will have no liability to Executive or to any other person for the employee portion of any taxes or related costs owed with respect thereto. For the avoidance of doubt, Executive will be ultimately liable for all such taxes and related costs.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the Retirement Date to be a “specified employee” within the meaning of Section 409A, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 4(f)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the Effective Date.

COMPANY
INGRAM MICRO INC.

By:	/s/ Scott D. Sherman
Scott D. Sherman
EVP, Human Resources

EXECUTIVE:

/s/ Alain Monie
Alain Monie

Signature Page – Third Amended and Restated Transition Agreement (Monie)

EXHIBIT A

Certain Defined Terms

1. “Board” means the Board of Directors of Imola Holding Corporation (or its successor).

2. “Cause” means (i) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or any subsidiary or affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Company that specifically identifies the alleged manner in which Executive has not substantially performed Executive’s duties; (ii) the willful engaging by Executive in illegal conduct or misconduct (including fraud, embezzlement, theft or dishonesty or material violation of any Company code of conduct), or gross negligence, in any case that is injurious to the Company or any subsidiary or affiliate; (iii) Executive’s commission of a felony; or (iv) Executive’s material breach of any restrictive covenants with the Company. Executive must be given reasonable opportunity during a 30-day period after notice of Cause is given to be heard by the Board (together with legal counsel) and Executive must be given notice of termination of Cause stating that a majority of the Board has determined in good faith that Cause exists. Any notice of termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

3. “CIC Severance Plan” means the Ingram Micro Inc. Executive Change in Control Severance Plan.

4. “Code” means the Internal Revenue Code of 1986, as amended.

5. “Good Reason” means the occurrence of any of the following without Executive’s written consent, (a) a material diminution in Executive’s base salary, other than an across-the-board reduction applicable to all participants in the CIC Severance Plan of not more than 10%; (b) a reduction in Executive’s individual annual target bonus opportunity, other than an across-the-board reduction applicable to all participants in the CIC Severance Plan of not more than 10%; (c) a material diminution in Executive’s authority, duties, or responsibilities as in effect as of the Effective Date, or a material adverse change in Executive’s reporting relationship as in effect as of the Effective Date (e.g. not reporting directly to the Board); (d) any requirement of the Company that Executive be based anywhere more than fifty (50) miles from Executive’s primary office location and in a new office location that is a greater distance from Executive’s principal residence; or (e) the failure of any successor to expressly assume and agree to perform the Company’s obligations under this Agreement. Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless Executive gives written notice to the Company of Executive’s intention to terminate employment within ninety (90) days after the occurrence of the event constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason and Executive terminates employment within six (6) months of the end of such thirty (30) day period. For the avoidance of doubt, none of the circumstances, events and matters contemplated by this Agreement constitute Good Reason.

6. “IPO” means an initial public offering of common stock by the Company or its successor.

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7. “Section 409A” means Section 409A and the rules and regulations promulgated thereunder.

8. “SPAC” means a publicly traded special purpose acquisition company.

9. “SPAC Transaction” means the consummation of a transaction with a SPAC following which the equity securities of the Company or its successor or parent entity are listed on one or more national or international securities exchanges.

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